Exhibit 99.2

Arcadia Biosciences, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share data and per share data)

	Three Months Ended March 31,
	2023	2022
Revenues:
Product	$1,509	$3,170
Royalty	—	50
Total revenues	1,509	3,220
Operating expenses (income):
Cost of revenues	825	3,458
Research and development	359	395
Change in fair value of contingent consideration	—	(31)
Gain on sale of property and equipment	(19)	(328)
Selling, general and administrative	4,392	4,349
Total operating expenses	5,557	7,843
Loss from operations	(4,048)	(4,623)

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